Exhibit 3.9

Certificate of Amendment to Articles of Incorporation
of
Alternative Ballistics Corporation
(Pursuant to NRS 78.385 and 78.207)

Pursuant to the provisions of the Nevada Revised Statutes, Alternative Ballistics Corporation, a Nevada corporation (the “Corporation”), adopts the following amendment to its Articles of Incorporation.

Article 3 authorized stock is hereby deleted and replaced as follows:

The total number of shares the Corporation is authorized to issue is Two Hundred Million (200,000,000) shares of Common Stock, $0.001 par value, and Two Million (2,000,000) shares of Preferred Stock, $0.001 par value. The Board of Directors is authorized to designate and adjust the number of shares of any such series of Preferred Stock and to determine and alter the rights, preferences, privileges, and restrictions, granted or imposed upon any current or wholly unissued shares of Preferred Stock.

In witness whereof, the undersigned being the Chief Executive Officer of Alternative Ballistics Corporation, a Nevada corporation, hereunto affixes his signature this 14th day of September, 2026.

/s/ Steven Luna
Steven Luna, Chief Executive Officer